Exhibit 99.1

News Release

Sunoco LP Announces Closing of Convenience Store Divestiture

and Closing of Senior Notes Offering

DALLAS, January 23, 2018 –Sunoco LP (NYSE: SUN) (“Sunoco”) today announced the closing of the strategic divestiture of the vast majority of its company operated convenience stores to 7-Eleven, Inc. This strategic divesture is a major step in transforming Sunoco LP into a more stable income master limited partnership focused on fuel distribution and logistics.

The transaction with 7-Eleven, Inc. includes a 15-year take-or-pay fuel supply agreement under which Sunoco will supply approximately 2.0 billion gallons of fuel annually with an additional 0.5 billion gallons of committed growth in the future periods.

The gross proceeds of approximately $3.2 billion from the transaction will be used to achieve targeted leverage and coverage goals.

Sunoco’s strategic conversion of 207 West Texas retail sites to a commission agent model remains on schedule with a conversion date expected to occur late in the first quarter of 2018.

Sunoco today also announced the closing of its previously announced private offering of $2.2 billion of senior notes, comprised of $1 billion in aggregate principal amount of 4.875% senior notes due 2023, $800 million in aggregate principal amount of 5.500% senior notes due 2026 and $400 million in aggregate principal amount of 5.875% senior notes due 2028.

About Sunoco LP

Sunoco LP (NYSE: SUN) is a master limited partnership that distributes motor fuel to approximately 9,200 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states. SUN’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).

The information contained in this press release is available on the Sunoco LP website at www.SunocoLP.com.

Cautionary Statement Relevant to Forward-Looking Information

This press release includes forward-looking statements regarding future events. These forward-looking statements are based on Sunoco’s current plans and expectations, including with respect to the use of proceeds from the 7-Eleven transaction, and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. For a further discussion of these risks and uncertainties, please refer to the “Risk Factors” section of Sunoco’s most recently filed annual report on Form 10-K, Sunoco’s quarterly report on Form 10-Q for the quarter ended March 31, 2017 and in other filings made by Sunoco with the Securities and Exchange Commission. While Sunoco may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if new information becomes available in the future.

Contacts

Scott Grischow

Senior Director – Investor Relations and Treasury

(214) 840-5660, scott.grischow@sunoco.com

Derek Rabe, CFA

Senior Analyst – Investor Relations and Finance

(214) 840-5553, derek.rabe@sunoco.com

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